Exhibit 10.10
April 14, 2025
Jason Clifford

Re:    Offer Letter
Dear Jason:
I am pleased to confirm our offer to you to become Vice President, Human Resources. The role, which is effective on June 1, 2025 (“Effective Date”), is currently based in Morris Plains, New Jersey and reports directly to David Sewell.
As you know, we anticipate that Honeywell’s Advanced Materials business will be spun off as an independent public company named Solstice Advanced Materials (“Solstice”) at some point in the latter half of 2025 (the actual spin-off date, if applicable, is hereinafter referred to as the “Separation Date”). At the Separation Date, you will become the Chief Human Resources Officer of Solstice reporting directly to Solstice’s Chief Executive Officer. In this role, you will be an officer of Solstice.
Your employment with Honeywell (and ultimately Solstice) shall be subject to the terms and conditions of this offer letter.
COMPENSATION
Base Salary: As of the Effective Date, your annual base salary will be $450,000. After the Separation Date, your base salary shall adjusted by the compensation committee of Solstice’s Board of Directors from time to time. Adjustments are based on your performance and other relevant factors.
Annual Incentive Compensation: Your target incentive compensation opportunity with both Honeywell and Solstice will be 75% of your annual cash base salary earnings during the year. Incentive compensation awards are paid in the first quarter of the following year.
For the full 2025 performance year, your incentive compensation award shall be paid entirely by Solstice (i.e., no pro-rated incentive award shall be paid by Honeywell), provided the spin is effectuated prior to March 15, 2026.
Annual Long-Term Incentive Awards: After the Separation Date, when you become the Chief Human Resources Officer of Solstice, you will be eligible to receive annual long-term incentive (“LTI”) awards from Solstice consisting of stock options, restricted stock units, or cash awards, or some combination thereof, as determined by the Solstice in its sole discretion. The Solstice awards shall have an annual target grant date value equal to $650,000. The actual size and mix of your future Solstice LTI awards will be determined by the compensation committee of

Solstice’s Board of Directors. The terms of the Solstice LTI awards will be governed by the terms of the applicable stock plan and the relevant award agreements.
Sign-On Long-Term Incentive Awards From Solstice: You will be granted $750,000 worth of Solstice restricted stock units as of the Separation Date as a “founder’s grant.” These restricted stock units will vest 50%/50% on the third and fourth anniversaries of the grant date, provided in all cases you remain employed by Solstice on the applicable anniversaries. The “founders grant” is expressly conditioned on the successful spin-off of Honeywell’s Solstice Advanced Materials business as an independent public company.
SIGN-ON AWARDS
You will receive a cash sign-on bonus of $130,000, payable within 30 days of your start date. By signing this offer letter below, you agree to repay Honeywell the gross sign-on bonus amount in one lump sum if you (i) resign your employment with Honeywell or Solstice, for any reason, or (ii) are involuntarily terminated for Cause (as defined below), within 24 months of your Effective Date.
You will receive a grant of Honeywell restricted stock units (“RSUs”) with a grant date value equal to $1,525,000. The RSUs shall be granted under, and shall be subject to the terms of, the applicable Stock Incentive Plan of Honeywell International Inc. and its Affiliates and governed by the relevant award agreement.  The RSU grant will be effective as of the date determined in accordance with the policies adopted by the Company with respect to the granting of Honeywell securities. The RSUs will vest 40%/40%/20% on the first, second and third anniversaries of the grant date, provided in all cases you continue to be employed by Honeywell or Solstice on the applicable anniversary dates. Moreover, Honeywell reserves the right to convert the Honeywell RSU award into Solstice RSUs of equal value (with substantially similar terms) as of the Separation Date.
OTHER EXECUTIVE BENEFITS
You will also be entitled to the following Executive Benefits:
•Welfare and Retirement: As provided to other employees of Honeywell and Solstice (to be determined).
•Vacation: As provided to other senior executives of Honeywell and Solstice (to be determined).
•Excess Liability Insurance: As provided to other senior executives of Honeywell and Solstice (to be determined).
•Executive Severance: As provided to other senior executives of Honeywell and Solstice (to be determined). Notwithstanding the foregoing, if the spin-off of Honeywell’s Solstice Advanced Materials business has not been effectuated by March 31, 2026, you will have the option of remaining with Honeywell or triggering your own severance (counting all current and prior Honeywell service) by treating your resignation as an involuntary termination of employment (other than for cause and other than as a result of a change in control).
RELOCATION
A condition of the offer is that you agree to relocate to the Morris Plains, New Jersey area. You will be eligible for relocation assistance in accordance with Honeywell’s Executive Level relocation guidelines.
STOCK OWNERSHIP GUIDELINES FOR COMPANY OFFICERS
As an Officer of Solstice, you will be required to hold a multiple of your annual base salary in Solstice shares in accordance with Solstice’s Stock Ownership Guidelines (to be determined).
SERVICE CREDIT
Upon your rehire by Honeywell, your prior service will be credited for purposes of determining your exercise rights under any Honeywell or Solstice equity plan.
INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENTS
As a condition of this employment offer, you are required to execute, in the form attached hereto, (i) Honeywell’s “Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information” (“IP Agreement”), and (ii) the “Honeywell International Inc. Noncompete Agreement for Senior Executives” (“Noncompete Agreement”), both of which are attached hereto.
In addition, you will be required to execute, in a form substantially similar to the corresponding Honeywell agreements, Solstice’s intellectual property agreement and noncompete agreement for senior executives. Such agreements will be provided to you prior to the Separation Date.
PRE-EMPLOYMENT REQUIREMENTS
Upon your acceptance of this offer, a Honeywell representative will contact you regarding certain pre-employment requirements that need to be completed prior to your start date (e.g., drug screen, I-9 completion, paycheck direct deposit, etc.). NOTE: Your offer is contingent upon a satisfactory background check and negative drug screen.
ACCEPTANCE OF OFFER
Please indicate your acceptance of this offer by electronically signing this offer letter, as well as the IP Agreement and Noncompete Agreement via DocuSign.
Jason, we are excited to be extending this offer to you and look forward to your anticipated success with Solstice.

If you have any questions or need any further information about our offer, please contact me directly.
Congratulations,
/s/ Karen Mattimore                        14-Apr-2025
Karen Mattimore
Senior Vice President and Chief Human Resources Officer
Read and Accepted:

/s/ Jason Clifford	4/15/2025
JASON CLIFFORD	Date
All businesses experience changing conditions.  Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with Honeywell or Solstice will be on an "at will" basis.  This means that there is no guarantee of employment for any specific period, and either you or Honeywell/Solstice may terminate your employment at any time.